Exhibit 99.1

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release

Contact:	(Media)	(Investors)
	Mark J. Benson	Douglas D. Spedden
	509.835.1513	509.835.1549

POTLATCH ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

SPOKANE, Wash.—(BUSINESS WIRE) — March 6, 2007— Potlatch Corporation (NYSE: PCH) announced today that Gerald L. Zuehlke will retire as Chief Financial Officer of the Company at the end of 2007. Potlatch will undertake a search for Mr. Zuehlke’s successor and has retained Russell Reynolds and Associates, a leading executive search firm, to assist the Company with that effort.

Mr. Zuehlke has been with Potlatch for 36 years and has served as the Company’s Chief Financial Officer since June 2000. Prior to that he served in various roles, including Treasurer of Potlatch. Mr. Zuehlke will remain in his current role as Chief Financial Officer after his successor has been selected to ensure a smooth transition.

“Jerry has had an impressive 36-year career with Potlatch and we are all grateful for the expertise, loyalty and strategic insight that he has provided to this Company over the years,” said Chairman, President and CEO Michael J. Covey. “His leadership and guidance through our recent REIT conversion and the sale of our OSB assets, as well as in other strategic business decisions during critical periods of Potlatch’s growth over the last several years, have played an important role in the evolution and success of our Company. Jerry’s participation in the search for his successor and willingness to stay on during the transition period will ensure consistency and continuity of the critical CFO responsibilities. On behalf of the Board of Directors, the entire management team and all of our employees, I want to thank Jerry for his significant contributions to Potlatch and wish him the best in his retirement.”

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“I have had a wonderful and fulfilling career at Potlatch and have been privileged to have had the opportunity to work with an exceptionally bright and talented team,” stated Zuehlke. “I will miss Potlatch a great deal, but I am also looking forward to having the time and freedom to enjoy other activities during retirement.”

Potlatch is a REIT with approximately 1.5 million acres of forestland in Arkansas, Idaho, Minnesota, Wisconsin and Oregon. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a land sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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